October 30, 2012

First Busey Announces 2012 Third Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

First Busey Corporation’s net income for the third quarter of 2012 was $4.9 million and net income available to common shareholders was $4.0 million, or $0.05 per fully-diluted common share. These results were consistent with the second quarter in all three measures with some modest improvements as shown in financial tables accompanying this release.  In comparison, the Company reported net income of $7.6 million and net income available to common shareholders of $6.5 million, or $0.08 per fully-diluted common share, for the third quarter of 2011.

The Company’s 2012 year-to-date net income through September 30 was $17.4 million and net income available to common shareholders was $14.7 million, or $0.17 per fully diluted share. For the comparable period of 2011, net income was $24.1 million and net income available to common shareholders was $20.0 million, or $0.24 per fully diluted share. Earnings from the prior quarter were stable while changes from the prior year reflect changes we are making in our organization as we position ourselves for future balance sheet strength, consistent profitability and sustainable growth.

Our previously announced loan growth initiative drove increases in gross loan balances for the second consecutive quarter, ending the third quarter at $2.04 billion, which was $13.4 million higher than the prior quarter-end. Commercial loan portfolios grew $25.3 million in the aggregate, with $22.0 million attributable to commercial real estate and construction loans, and $3.3 million attributable to commercial & industrial loans. Growth occurred in targeted portfolios with positive changes in mix, as loans with the strongest risk grades increased, while loans with weaker grades declined during the quarter1. Partially offsetting growth in commercial product lines were residential real estate loans held for sale, which declined by $10.6 million.

Our non-interest bearing deposits of $510.1 million at September 30, 2012 grew from $503.1 million at December 31, 2011 and $467.8 million at September 30, 2011. Furthermore, our core deposits of $2.7 billion at September 30, 2012 increased from $2.5 billion for both December 31, 2011 and September 30, 2011. Non-interest bearing deposit growth has a positive influence on funding costs, while increasing core deposits provide a stable platform for continued asset growth.

Other operational highlights for the quarter include the completion of our core processing system conversion in mid-September which provides for greater customization and technological agility going forward. Costs of the system upgrade were partially mitigated through securities sales to uphold a steady operating earnings stream to shareholders during the conversion launch and transition.

As part of our commitment to deliver innovative and simplified solutions to our clients, we have also recently launched a new mobile responsive website. The lay-out was designed to enhance ease of viewing and navigation across a range of devices and browsers, with a single source of content to enable a minimum of resizing, panning and scrolling. As part of the redesign, we were able to make some exciting enhancements, making our site cleaner and more relevant with content additions and a fresh look.

In addition, the Company is pleased to announce the founding of Trevett Capital Partners (“Trevett”), a private wealth management boutique created to serve high net worth clientele in southwest Florida, operating as a division of Busey Bank.  The Trevett name has roots in the legacy organizations upon which First Busey Corporation was founded, dating back to the Trevett-Mattis Banking Company in 1861. Trevett will build upon our established presence in Florida and the broad capabilities of our existing Wealth Management operation to provide concierge service and tailored solutions for the accumulation and preservation of capital and generational legacies. A highly tenured team of sophisticated wealth management professionals with an in-depth knowledge of the Florida market will lead the delivery of comprehensive investment, estate planning, trust and private banking solutions. Further information regarding Trevett is available on its website – www.trevettcapitalpartners.com.

Capital Strength:  At the end of the third quarter of 2012, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under the regulatory guidance. Additionally, Tangible Common Equity (TCE)2 increased to $316.0 million at September 30, 2012 from $313.0 million at June 30, 2012 and $304.2 million at September 30, 2011. TCE represented 9.03% of tangible assets at September 30, 2012 compared to 8.96% at June 30, 2012 and 9.05% at September 30, 2011.

On October 26, 2012, we paid a cash dividend of $0.04 per common share to shareholders of record as of October 19, 2012.  The Company has an uninterrupted history of paying quarterly dividends to its common shareholders since 1998, when it first began trading on the NASDAQ exchange.

Asset Quality:  While much internal focus has been directed toward organic growth, our commitment to credit quality remains strong, as evidenced by another quarter of positive trends across a range of credit indicators. We expect continued gradual improvement in our overall asset quality during the remainder of 2012; however, this remains dependent upon market-specific economic conditions.  The key metrics are as follows:

·	Non-performing loans decreased to $25.2 million at September 30, 2012 from $33.8 million at June 30, 2012 and $38.5 million at December 31, 2011.

o	Illinois/Indiana non-performing loans decreased to $17.4 million at September 30, 2012 from $25.3 million at June 30, 2012 and $27.7 million at December 31, 2011.
o	Florida non-performing loans decreased to $7.8 million at September 30, 2012 from $8.5 million at June 30, 2012 and $10.8 million at December 31, 2011.

·
Loans 30-89 days past due increased to $7.9 million at September 30, 2012 from $4.2 million at June 30, 2012 and $4.7 million at December 31, 2011. The increase primarily related to a few large commercial credits that are actively being pursued for collection. Loans 30-89 days past due as a percentage of gross loan balances at September 30, 2012 were 0.39%, which compares favorably to peer averages per publically available Federal Reserve System Bank Holding Company Performance Reports.

·
Other non-performing assets, primarily consisting of other real estate owned, increased to $8.5 million at September 30, 2012 from $7.8 million at June 30, 2012, but remained consistent with the amount recorded at December 31, 2011. The increase in other real estate owned and the decline in non-performing loans in the third quarter of 2012 were interrelated due to the foreclosure of a large commercial property. This property was previously classified as a non-performing loan in the second quarter of 2012.

·	The ratio of non-performing assets to total loans plus other non-performing assets at September 30, 2012 decreased to 1.65% from 2.05% at June 30, 2012 and 2.28% at December 31, 2011.
·	The allowance for loan losses to non-performing loans ratio increased to 195.38% at September 30, 2012 from 150.42% at June 30, 2012 and 151.91% at December 31, 2011.
·	The allowance for loan losses to total loans ratio decreased to 2.42% at September 30, 2012 compared to 2.52% at June 30, 2012 and 2.85% at December 31, 2011.
·
Net charge-offs of $5.2 million recorded in the third quarter of 2012 were lower than the $7.5 million recorded in the second quarter of 2012 and the $10.4 million recorded in the third quarter of 2011.

·	Provision expense decreased to $3.5 million in the third quarter of 2012 from $4.5 million recorded in the second quarter of 2012 and $5.0 million recorded in the third quarter of 2011.

 1A detailed description of the loan grading policy can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.
 2Tangible Common Equity is defined as common equity less tax effected goodwill and intangibles at the end of the reporting period.

The agriculture sector in the United States has been dealing with the nation’s worst drought in decades. Loans to finance agricultural production and other loans to farmers do not represent a significant portion of our total loan portfolio, with balances of $27.2 million or approximately 1% of total loans as of September 30, 2012. Additionally, loans secured by farmland totaled $43.4 million or approximately 2% of total loans for the same period. Currently, the economic impact of the drought appears to be less than originally anticipated in our markets. Commodity prices along with crop insurance have helped soften the effect of poor corn yields. The drought’s negative impact on soybean yields has been less than anticipated and less than that of corn. Commodity prices and crop insurance are also minimizing the effect of decreased soybean yields. The financial condition of these clients and the agriculture base in our communities will continue to be monitored by management for negative effects in upcoming periods.

Operating Performance:  We continue to demonstrate great progress in strengthening our balance sheet, diversifying revenue streams and developing appropriate platforms to sustain profitable organic growth. Our business outreach across our footprint has increased substantially, and we are encouraged by the volumes building in our loan pipeline and the new loan growth experienced in recent quarters.

While our expenses increased as we continued to shape our infrastructure to support our growth strategy, we have been able to maintain stable revenue generation through diversified sources during the quarter. Total revenue (net of interest expense and security gains) for the third quarter of 2012 was $40.6 million, compared to $41.0 million for the second quarter of 2012 and $42.4 million for the third quarter of 2011.

Total revenue (net of interest expense and security gains) for the first nine months of 2012 was $125.2 million as compared to $127.9 million for the same period of 2011. Non-interest income revenue sources helped offset declines in net interest income arising from slow asset growth and continued margin pressure. Revenues from trust, brokerage and commissions, and remittance processing activities, which are primarily generated through Busey Wealth Management and FirsTech, represented 43% of non-interest income, providing a balance to traditional banking activities in a slow growth economy. The addition of Trevett Capital Partners to our family of financial services will broaden our business base and enhance ongoing development of revenue sources.

Busey Wealth Management’s net income of $0.8 million for the third quarter of 2012 fell slightly from $1.0 million for the second quarter of 2012, but was comparable to the $0.7 million earned in the third quarter of 2011. Busey Wealth Management’s net income for the first nine months of 2012 was $2.6 million as compared to $2.4 million for the first nine months of 2011. FirsTech’s net income of $0.2 million for the third quarter of 2012 remained consistent with the amount earned in the second quarter of 2012, but slightly decreased from $0.4 million for the third quarter of 2011. FirsTech’s net income for the first nine months of 2012 was $0.7 million as compared to $1.3 million for the same period of 2011 due to decreased volume of online bill payments.

Other specific areas of operating performance are detailed as follows:

·
Net interest income slightly increased to $25.5 million in the third quarter of 2012 compared to $25.3 million for the second quarter of 2012, but decreased from $27.7 million for the third quarter of 2011. Positive inflection from the prior quarter in average loan volumes of $29.9 million and decreasing funding costs created a small improvement in both net interest income and the net interest margin.  Net interest income for the first nine months of 2012 was $76.5 million compared to $83.9 million for the same period of 2011. Net interest income declines from prior year were driven by decreases in average loan volumes, which have prompted initiatives to foster quality asset growth. Additional liquidity generated by our growing deposit base has primarily been deployed into our investment portfolio over the past year.

·
Net interest margin modestly increased to 3.25% for the third quarter of 2012 as compared to 3.21% for the second quarter of 2012, but decreased from 3.57% for the third quarter of 2011. The net interest margin for the first nine months of 2012 decreased to 3.26% compared to 3.55% for the same period of 2011. The Company continued to experience downward pressure on its yield on interest-earning assets resulting from a protracted period of historically low rates and heightened competition for assets, which has been experienced throughout the banking industry.

·
Residential mortgage loans posted another strong quarter of gains from sales totaling $3.3 million in the third quarter of 2012 compared to $3.3 million in the second quarter of 2012 and $3.0 million in the third quarter of 2011. During the first nine months of 2012, gains on sales of mortgage loans increased to $8.9 million compared to $7.4 million for the first nine months of 2011 resulting from an active market for refinancing.

·
Other non-interest income declined to $0.9 million in the third quarter of 2012 from $1.4 million for the second quarter of 2012, but slightly increased from $0.8 million for the third quarter of 2011. Other non-interest income for the first nine months of 2012 increased to $5.7 million from $2.8 million for the comparable period of 2011. As discussed in previous releases, the Company recorded a net gain of $2.1 million in the first quarter of 2012 from income earned on private equity funds. The majority of this gain was non-ordinary; therefore, a decline in non-interest income for the second and third quarters of 2012 was expected.

·
Salaries and wages and employee benefits increased to $16.5 million in the third quarter of 2012 compared to $16.3 million in the second quarter of 2012 and $13.6 million in the third quarter of 2011. In the first nine months of 2012, salaries and wages and employee benefits totaled $47.8 million as compared to $38.4 million for the same period of 2011. As discussed in prior earnings releases, the planned increase in 2012 represents our investment in talent to drive future business expansion.

·
Data processing expense increased to $3.6 million in the third quarter of 2012 from $2.6 million for the second quarter of 2012 and $2.1 million for the third quarter of 2011. In the first nine months of 2012, data processing expense totaled $8.4 million as compared to $6.4 million for the comparable period of 2011. The majority of the quarterly and year-over-year increase resulted from our core system conversion in mid-September of 2012. In the months leading up to conversion, we incurred various costs to implement our new core system. These costs consisted of conversion fees of $0.3 million, deconversion and licensing fees to our prior provider of $0.7 million, and $0.3 million to enhance/upgrade certain non-core systems for compatibility with the new core system. The remaining increase was attributable to additional vendor fees related to the growth in online and mobile banking as well as enhancements to our internet banking service. Some continued elevation in conversion-related expenses are anticipated in the fourth quarter of 2012, but at a significantly lower level than the third quarter.

·
Other operating expense for the third quarter of 2012 remained fairly consistent with the amounts recorded for both the second quarter of 2012 and the third quarter of 2011.  However, in the first nine months of 2012, other operating expense increased to $15.7 million as compared to $14.2 million for the comparable period of 2011. The majority of the increase was due to additional marketing and business development costs. These costs support our previously announced growth strategy initiatives. In addition, employee recruiting expense increased by $0.4 million on a year-over-year basis. This increase is in line with the increase in salaries and employee benefits as it represents our investment in talent.

·
Our quarterly efficiency ratio increased to 71.71% for the third quarter of 2012 from 69.68% for the second quarter of 2012 and 57.87% for the third quarter of 2011 due to the planned expense increases discussed in the preceding paragraphs. The efficiency ratio for the first nine months of 2012 was 66.90%, as compared to 57.16% for the same period of 2011. Peer data from Federal Reserve system sources suggests that the Company has historically compared favorably to similarly-sized companies in terms of efficiency ratios, with averages for peers ranging between 65% and 67% during 2011 and the second quarter of 2012.

Overview and Strategy:

As we close the third quarter, we reflect on the significant accomplishments of our Busey associates over the past year. We are looking to a future which we have reshaped in fundamental ways in order to support our success through a balance sheet built to capture better quality, higher-earning assets. We have reversed our previous asset trajectory enabling us to add loans and replace short term funds to counter margin pressures as the industry collectively faces economic headwinds. We have added stronger roots to our core funding base through increased relationship depth under a sustained relationship model we call B5, creating a foundation built on the value we bring to our clients and not the temporary attraction of balance sheet volume. We have changed the underpinnings of technology and celebrate the hard work accomplished to successfully complete a core conversion which sets the stage for our continued growth through innovation.

We celebrate a successful change in our commercial sales culture and the strength of adding equal levels of talent in credit support roles to match growth in the lending and sales outreach functions, which extends our deep legacy of conservative credit management and commitment to safety and future earnings stability for our shareholders. We feel we are differentiated from competitors by not simply redeploying former real estate-based competencies into different lending venues, but rather by rebuilding the engine and redesigning our way of doing business. Our mission is to grow into new economic realities and support our communities while conservatively balancing risk. In the third quarter, we were able to reduce our provision expense while improving the relationship of loan loss reserve coverage of non-performing loans.

We have put forth an energetic effort to bring enhanced competencies to our Wealth Management business and support the fee apparatus that is so critical for revenue diversity in successful banking organizations. In Florida, we expect to more fully capitalize on our existing footprint and add geographic fee diversification that also has a natural connection to our Midwest identity.

We are currently evaluating our network for efficiencies to emphasize our branches as places customers will seek to solve their more complex needs, with electronic and mobile choices offering ease and efficiency in simpler transactional activities. We are set to capitalize on our investments in growing cash management capabilities by providing a compelling product suite to business owners with comprehensive lending, treasury and personal wealth management services. Many of our business units are freshly retooled with talent and insight from larger financial institutions while still married to the local market knowledge and commitment of our long-term associates with an understanding of our communities. We are actively evaluating capital management strategies and potential future partnerships with attractive merger candidates.  We have a relentless focus on growing our business, optimizing our funding costs and growing our fee income.

As we take pride in our past and look confidently towards our future, we thank our associates for their efforts, our customers for their business and you, our shareholders, for your continued support of Busey.

\s\ Van A. Dukeman

President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)
		As of and for the			As of and for the
		Three Months Ended			Nine Months Ended
		September 30,	June 30,	September 30,	September 30,	September 30,
		2012	2012	2011	2012	2011
EARNINGS & PER SHARE DATA
	Net income	$ 4,909	$ 4,888	$ 7,570	$ 17,440	$ 24,127
	Income available to common shareholders1	4,000	3,980	6,521	14,715	20,019
	Revenue2	40,623	40,980	42,445	125,181	127,920
	Fully-diluted earnings per share	0.05	0.05	0.08	0.17	0.24
	Cash dividends paid per share	0.04	0.04	0.04	0.12	0.12

	Net income by operating segment
	Busey Bank	$ 4,642	$ 4,187	$ 7,068	$ 14,859	$ 22,984
	Busey Wealth Management	780	1,004	749	2,647	2,417
	FirsTech	237	244	381	746	1,253

AVERAGE BALANCES
	Assets	$ 3,488,429	$ 3,521,800	$ 3,420,878	$ 3,491,863	$ 3,500,121
	Earning assets	3,204,169	3,239,363	3,138,274	3,208,909	3,213,540
	Deposits	2,866,727	2,878,173	2,769,255	2,853,610	2,829,830
	Interest-bearing liabilities	2,538,168	2,559,924	2,505,838	2,541,382	2,576,049
	Shareholders' equity - common	342,833	340,575	331,387	340,367	315,643
	Tangible shareholders' equity – common3	308,095	305,012	293,243	304,806	276,624

PERFORMANCE RATIOS
	Return on average assets4	0.46%	0.45%	0.76%	0.56%	0.76%
	Return on average common equity4	4.64%	4.70%	7.81%	5.77%	8.48%
	Return on average tangible common equity4	5.16%	5.25%	8.82%	6.45%	9.68%
	Net interest margin4	3.25%	3.21%	3.57%	3.26%	3.55%
	Efficiency ratio5	71.71%	69.68%	57.87%	66.90%	57.16%
	Non-interest revenue as a % of total revenues2	37.12%	38.33%	34.68%	38.87%	34.40%

ASSET QUALITY
	Gross loans	$ 2,035,319	$ 2,021,931	$ 2,099,314
	Allowance for loan losses	49,213	50,866	63,915
	Net charge-offs	5,153	7,469	10,414	22,293	27,123
	Allowance for loan losses to loans	2.42%	2.52%	3.04%
	Allowance as a percentage of non-performing loans	195.38%	150.42%	148.73%
	Non-performing loans
	Non-accrual loans	25,129	33,760	41,987
	Loans 90+ days past due	59	57	986
	Geographically
	Illinois/ Indiana	17,377	25,365	29,733
	Florida	7,811	8,452	13,240
	Loans 30-89 days past due	7,895	4,240	8,247
	Other non-performing assets	8,486	7,783	11,577

1	Net income, net of preferred dividends and discount accretion
2	Total revenue, net of interest expense and security gains
3	Average common equity less average goodwill and intangibles (not tax effected)
4	Quarterly ratios annualized and calculated on net income available to common shareholders
5	Net of security gains and intangible charges

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	September 30,	December 31,	September 30,
	2012	2011	2011
Assets
Cash and due from banks	$328,308	$315,053	$289,144
Investment securities	964,187	831,749	795,403
Net loans, including loans held for sale	1,986,106	1,992,838	2,035,399
Premises and equipment	72,214	69,398	70,179
Goodwill and other intangibles	34,223	36,704	37,589
Other assets	144,626	156,380	165,171
Total assets	$3,529,664	$3,402,122	$3,392,885

Liabilities & Shareholders' Equity
Non-interest bearing deposits	$510,146	$503,118	$467,775
Interest-bearing deposits	2,382,378	2,260,336	2,288,686
Total deposits	$2,892,524	$2,763,454	$2,756,461

Securities sold under agreements to repurchase	131,753	127,867	129,905
Long-term debt	7,417	19,417	19,834
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	25,649	27,117	24,219
Total liabilities	$3,112,343	$2,992,855	$2,985,419
Total shareholders' equity	$417,321	$409,267	$407,466
Total liabilities & shareholders' equity	$3,529,664	$3,402,122	$3,392,885

Per Share Data
Book value per common share	$3.98	$3.89	$3.87
Tangible book value per common share1	$3.58	$3.46	$3.43
Ending number of common shares outstanding	86,644	86,617	86,597

1 Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Interest and fees on loans	$24,412	$28,243	$74,450	$87,924
Interest on investment securities	4,599	4,568	13,882	13,666
Total interest income	$29,011	$32,811	$88,332	$101,590

Interest on deposits	2,960	4,457	10,026	14,536
Interest on short-term borrowings	71	96	243	327
Interest on long-term debt	106	230	552	1,212
Junior subordinated debt owed to unconsolidated trusts	329	301	994	1,600
Total interest expense	$3,466	$5,084	$11,815	$17,675

Net interest income	$25,545	$27,727	$76,517	$83,915
Provision for loan losses	3,500	5,000	13,000	15,000
Net interest income after provision for loan losses	$22,045	$22,727	$63,517	$68,915

Trust fees	3,960	3,460	13,245	11,765
Commissions and brokers' fees	508	495	1,578	1,415
Fees for customer services	4,384	4,624	12,892	13,476
Remittance processing	2,068	2,335	6,346	7,119
Gain on sales of loans	3,255	2,977	8,924	7,444
Net security gains (losses)	511	-	575	(2)
Other	903	827	5,679	2,786
Total non-interest income	$15,589	$14,718	$49,239	$44,003

Salaries and wages	13,707	11,090	38,966	30,678
Employee benefits	2,773	2,494	8,791	7,759
Net occupancy expense	2,237	2,211	6,598	6,762
Furniture and equipment expense	1,276	1,294	3,858	3,958
Data processing expense	3,568	2,145	8,366	6,425
Amortization expense	827	885	2,481	2,653
Regulatory expense	623	497	1,869	3,652
OREO expense	273	112	788	459
Other operating expenses	5,110	4,996	15,658	14,228
Total non-interest expense	$30,394	$25,724	$87,375	$76,574

Income before income taxes	$7,240	$11,721	$25,381	$36,344
Income taxes	2,331	4,151	7,941	12,217
Net income	$4,909	$7,570	$17,440	$24,127
Preferred stock dividends and discount accretion	$909	$1,049	$2,725	$4,108
Income available for common shareholders	$4,000	$6,521	$14,715	$20,019

Per Share Data
Basic earnings per common share	$0.05	$0.08	$0.17	$0.24
Fully-diluted earnings per common share	$0.05	$0.08	$0.17	$0.24
Diluted average common shares outstanding	86,662	86,608	86,643	84,880

Corporate Profile

First Busey Corporation is a $3.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has thirty-one full service and four limited service banking centers serving Illinois, a full service banking center in Indianapolis, Indiana, and seven full service banking centers serving southwest Florida.  Busey Bank had total assets of $3.5 billion as of September 30, 2012.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of September 30, 2012, Busey Wealth Management managed approximately $4.1 billion in assets.

Through Busey Bank, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 22 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 3,100 agent locations in 38 states.

Busey Bank also provides electronic delivery of financial services through its website, www.busey.com.

Contact:
David B. White, CFO
217-365-4047

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business (including the impact of Basel III and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder); (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.